EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

Steven Rossi

AND

TruXmart Ltd.

FOR

Smart Fold Latching System

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EXCLUSIVE LICENSE AGREEMENT FOR Smart Fold Latching System

This exclusive license agreement (“Agreement”) is effective August 26, 2014 (“Effective Date”), by and between (a) Steven Rossi of 11 Westlea Ave, Richmond Hill, ON., L4E 0H7 and (b) TruXmart Ltd. (“Licensee”), a Ontario corporation having a principal place of business at 1895 Clements Road, Unit 155, Pickering, Ontario L1W-3V5. Steven Rossi and Licensee will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

Whereas, Steven Rossi has an assignment of title to the invention entitled " Smart Fold Latching System" (the “Invention”), as described in Steven Rossi Patent No. 8,814249 B2, invented by Steven Rossi.

Whereas, Steven Rossi and Licensee desire to have the Invention developed and commercialized so that products resulting there from may be available for public use and benefit; and

Whereas, Licensee desires to acquire, and Steven Rossi desires to grant, a license under Patent Rights to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” of Licensee (or of a Sublicensee, respectively) means any entity that, as of the applicable point in time during the term of this Agreement, directly or indirectly Controls Licensee (or a Sub licensee, respectively), is Controlled by Licensee (or a Sublicensee, respectively), or is under common Control with Licensee (or a Sublicensee, respectively). “Control” means (a) having the actual, present capacity to elect a majority of the directors of such entity, (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity, or (c) in any country where the local law will not permit foreign equity participation of a majority of the outstanding stock or voting rights of such entity, the ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Licensed Field of Use” means the manufacture or sublicensee of the patent.

1.3 “Licensed Method” means any process or method the use or practice of which, (a) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights. As used in Subparagraph (b) of this Paragraph 1.3, “covered by a claim in a pending patent application” means that such use or practice would, but for the license granted pursuant to this Agreement, constitute infringement, contributory infringement, or inducement of infringement, of such claim if such claim were issued.

1.4 “Licensed Product” means any product, material, kit, or other article of manufacture or composition of matter, the making, use, Sale, offer for Sale, or import of which (a) but for the license granted pursuant to this Agreement, would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights. As used in Subparagraph (b) of this Paragraph 1.4, “covered by a claim in a pending patent application” means that such making, use, Sale, offer for Sale, or import would, but for the license granted pursuant to this Agreement, constitute infringement, contributory infringement, or inducement of infringement, of such claim if such claim were issued.

1.5 “Licensed Service” means a service provided using Licensed Products or Licensed Methods, including, without limitation, any such service provided in the form of contract research or other research performed by Licensee on behalf of a third party.

1.6 “Licensed Territory” means the United States and its territories and possessions, and any foreign countries where Patent Rights exist.

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2. GRANT

2.1 Subject to the limitations set forth in this Agreement, including, without limitation, the rights reserved in Paragraph 2.2, Steven Rossi hereby grants to Licensee an exclusive license under Patent Rights, in the Licensed Field of Use in the Licensed Territory, (a) to make, use, offer for Sale, import, and Sell Licensed Products and Licensed Services, and (b) to practice Licensed Methods.

2.2 Steven Rossi reserves the right to do any one or more of the following:

(a) publish any technical data resulting from research performed by Steven Rossi relating to the Invention;

(b) make, use, and import the Invention and associated technology for development of new products;

3. SUBLICENSES

3.1 Steven Rossi hereby further grants to Licensee the right to grant to Affiliates of Licensee, to Affiliates of Sublicensees, and to third parties a Sublicense under the rights granted to Licensee hereunder, provided that Licensee has exclusive rights under this Agreement at the time of the grant of the Sublicense. Every Sublicense will include:

3.3 Within thirty (30) days of execution of each Sublicense Agreement, or amendment thereof, Licensee will inform Steven Rossi of such executed Sublicense Agreement or amendment, and Licensee will furnish to Steven Rossi a copy of such Sublicense Agreement or amendment.

3.4 Affiliates of Licensee and Affiliates of Sublicensees will have no licenses under Patent Rights except as granted by Licensee in a Sublicense pursuant to this Agreement.

3.5 For the purposes of this Agreement, the operations of Sublicensees under their respective Sublicense Agreements will be deemed to be the operations of Licensee, for which Licensee will be responsible.

3.7 Upon termination of this Agreement for any reason, at Steven Rossi' discretion, all Sublicenses that are granted by Licensee pursuant to this Agreement, will remain in effect and will be assigned to Steven Rossi, except that Steven Rossi will not be bound to perform any obligations set forth in any Sublicenses that extend beyond the obligations of Steven Rossi set forth in this Agreement.

4. LICENSE ISSUE FEE/MAINTENANCE FEES

4.1 Licensee will not be required to pay Steven Rossi license issue fees however are required to maintain any fees or costs associated to keep the patent active.

5. ROYALTIES

5.1 Licensee will not be required to pay to Steven Rossi any royalties.

6. DILIGENCE

6.1 Licensee will diligently proceed with the development, manufacture, marketing, and Sale of Licensed Products and Licensed Services in quantities sufficient to meet the market demand.

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9. LIFE OF THE AGREEMENT

9.1 Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will be in effect from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later.

9.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following:

Article 1 Definitions

Article 3 Sublicenses

Paragraph 4.1 License Issue Fee

Article 8 Books and Records

Article 9 Life of the Agreement

Article 12 Disposition of Licensed Products Upon Termination

Article 15 Use of Names and Trademarks

Article 16 Limited Warranties

Article 18 Indemnification

Article 22 Notices

Article 23 Payments

Article 25 Confidentiality

Article 28 Applicable Law; Venue; Attorneys’ Fees

Article 29 Scope of Agreement

10. TERMINATION BY STEVEN ROSSI

10.1 If Licensee should violate or fail to perform any term of this Agreement, then Steven Rossi may give written notice of such default (“Notice of Default”) to Licensee. If Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, Steven Rossi will have the right to terminate this Agreement and the licenses herein by a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of such notice. These notices will be subject to Article 22 (Notices).

10.2 Notwithstanding Paragraph 10.1, this Agreement will terminate immediately, if Licensee files a claim including in any way the assertion that any portion of Patent Rights is invalid or unenforceable, where the filing of such claim is by Licensee, by a third party on behalf of Licensee, or by a third party at the urging of Licensee.

10.3 Notwithstanding Paragraph 10.1, this Agreement will terminate immediately in the event of the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor. 11. TERMINATION BY LICENSEE

11.1 Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to Steven Rossi. Such notice of termination will be subject to Article 22 (Notices) and such termination of this Agreement in whole or in part will be effective ninety (90) days after the effective date of such notice of termination.

11.2 Any termination pursuant to Paragraph 11.1 will not relieve Licensee of any obligation or liability accrued hereunder prior to such termination.

12. DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

12.1 Upon termination of this Agreement, for a period of one hundred and twenty (120) days after the date of termination, Licensee may complete the making of, and may Sell, any partially made Licensed Products, and Licensee may continue the practice of Licensed Methods only to the extent necessary to do the foregoing; provided that all such Sales will be subject to the terms of this.

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13. PATENT PROSECUTION AND MAINTENANCE

13.1 The Licensee will prosecute and maintain the patent applications and patents under Patent Rights, subject. All patent applications and patents under Patent Rights will be held in the name of the Licensee. The Licensee will have sole responsibility for retaining and instructing patent counsel. The Licensee will promptly provide Licensee with copies of all official patent office correspondence, and Licensee agrees to keep this documentation confidential in accordance with Article 25 (Confidentiality).

13.2 The Licensee will use reasonable efforts to prepare or amend any patent application within Patent Rights to include claims to reasonably protect the Licensed Products or Licensed Services contemplated to be Sold or Licensed Methods to be practiced under this Agreement.

13.3 Subject to Paragraph 13.4, all past, present, and future costs for preparing, filing, prosecuting, and maintaining all patent applications and patents under Patent Rights (including, without limitation, the cost of interferences, reexaminations, oppositions, post-grant review, inter parties review, supplemental examinations, and other patent office administrative proceedings, and their appeals), will be paid by Licensee, so long as the licenses granted to Licensee herein are exclusive. If, however, Steven Rossi reduces the exclusive licenses granted herein to non-exclusive licenses pursuant to Paragraph 6.3 or Paragraph 6.4, and Steven Rossi grants one or more additional licenses, the subsequent costs of preparing, filing, prosecuting, and maintaining such patent applications and patents will be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

13.4 Licensee's obligation to pay all patent preparation, filing, prosecution, and maintenance costs for Patent Rights will continue for so long as this Agreement remains in effect, provided that Licensee may terminate Licensee’s obligations with respect to any given patent application or patent under Patent Rights in any designated country upon three (3) months’ written notice to Steven Rossi. In the event of such notice to Steven Rossi, Steven Rossi will undertake to curtail applicable patent costs billable to Licensee. Steven Rossi may continue prosecution and maintenance of such patent applications or patents at Steven Rossi’ sole discretion and expense, provided that Licensee will have no further right or licenses there under.

14. MARKING

14.1 Licensee will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

15. USE OF NAMES AND TRADEMARKS

15.1 Nothing contained in this Agreement will be construed as conferring upon either Party any right to use in advertising, publicity, or other promotional activities any name, trademark, trade name, or other designation of the other Party (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law or consented to in writing by Steven Rossi, Licensee will not use the name “Steven Rossi” in advertising, publicity, or other promotional activities.

16. LIMITED WARRANTIES

16.1 Steven Rossi warrants to Licensee that Steven Rossi has the lawful right to grant this license.

16.2 This license and the associated rights to the Invention are provided to Licensee WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. STEVEN ROSSI MAKES NO REPRESENTATION OR WARRANTY THAT PRACTICE OF THE INVENTION OR PATENT RIGHTS (INCLUDING MAKING, USING, SELLING, OFFERING TO SELL, OR IMPORTING LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3 IN NO EVENT WILL STEVEN ROSSIBE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR A SUBLICENSE, OR THE USE OF THE INVENTION, PATENT RIGHTS, LICENSED METHODS, LICENSED SERVICES, OR LICENSED PRODUCTS.

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16.4 Nothing in this Agreement is or will be construed as:

(a) a warranty or representation by Steven Rossi as to the patentability, validity, enforceability, or scope of Patent Rights;

(b) a warranty or representation that anything made, used, Sold, offered for Sale, or imported under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c) an obligation to furnish any know-how not provided in the patents and patent applications under Patent Rights.

17. PATENT INFRINGEMENT

17.1 In the event that Licensee learns of the substantial infringement of any Patent Rights, Licensee will promptly provide Steven Rossiwith notice and reasonable evidence of such infringement (“Infringement Notice”). During the time period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither Party will notify a third party, including the infringer, of the infringement without first obtaining consent of the other Party, which consent will not be unreasonably withheld. The Parties will use diligent efforts, in cooperation with each other, to terminate such infringement without litigation.

17.2 (a) If such infringing activity has not been abated within ninety (90) days following the effective date of the Infringement Notice, Licensee may initiate suit for patent infringement against the infringer. Steven Rossi may voluntarily join as a party in such suit at Steven Rossi’ expense, but Steven Rossi may not thereafter separately initiate suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit.

Licensee may not cause Steven Rossi to be joined as a party in a suit initiated by Licensee without Steven Rossi’ prior written consent. If, in a suit initiated by Licensee, Steven Rossi is involuntarily caused to be joined as a party, Licensee will pay any costs incurred by Steven Rossi arising out of such suit, including, but not limited to, any legal fees of counsel that Steven Rossi selects and retains to represent it in the suit.

(b) If, within a hundred and twenty (120) days following the effective date of the Infringement Notice, the infringing activity has not been abated and if Licensee has not initiated suit against the infringer, Steven Rossi may in its sole discretion initiate suit for patent infringement against the infringer. If Steven Rossi initiates such suit, Licensee may not join such suit without Steven Rossi’consent, and Licensee may not thereafter separately initiate suit against the infringer for the acts of infringement that are the subject of Steven Rossi’ suit or any judgment rendered in that suit.

17.3 Such suit initiated under Paragraph 17.2 will be at the expense of the initiating Party and all recoveries recovered thereby will belong to such Party, provided that suits initiated jointly by Steven Rossi and Licensee will be at the joint expense of the Parties and all recoveries will be allocated in the following order: (a) to each Party reimbursement for its attorneys' costs, fees, and other related out-of-pocket expenses, to the extent such Party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for such Party; and (b) any remaining amount shared jointly by the Parties in proportion to the share of expenses paid by each Party.

17.4 Each Party will cooperate with the other Party in litigation initiated hereunder but at the expense of the initiating Party. Such litigation will be controlled by the initiating Party bringing the action, except that Steven Rossi may be represented by counsel of its choice in any suit initiated by Licensee.

17.5 Any agreement made by Licensee for the purposes of settling litigation initiated hereunder or other related dispute will comply with the requirements of Article 3 (Sublicenses). In no event may Licensee admit liability or wrongdoing on behalf of Steven Rossi without Steven Rossi’ prior written consent.

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18. INDEMNIFICATION 18.1 Licensee will, and will require Sublicensees to, indemnify, hold harmless, and defend Steven Rossi and sponsors of the research that led to the Invention; and the inventors of any patents and patent applications under Patent Rights and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification will include, but not be limited to, any product liability.

18.2 Steven Rossi will promptly notify Licensee in writing of any claim or suit brought against Steven Rossi for which Steven Rossi intends to invoke the provisions of this Article 18 (Indemnification). In no event may Licensee admit liability or wrongdoing on behalf of Steven Rossi or any other indemnitee without Steven Rossi' prior written consent. Licensee will keep Steven Rossi informed of Licensee’s defense of any claims pursuant to this Article 18 (Indemnification).

19. COMPLIANCE WITH LAWS/EXPORT CONTROLS

19.1 Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, offer for Sale, or import of the Licensed Products or Licensed Services, or in Licensee’s practice of Licensed Methods. Without limitation, Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products, Licensed Services, or Licensed Methods, including, without limitation, with respect to the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

20. GOVERNMENT APPROVAL OR REGISTRATION

20.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify Steven Rossi if Licensee becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs, including fees, penalties, and all other out-of-pocket costs, associated with such reporting or approval process.

21. ASSIGNMENT

21.1 This Agreement is binding upon and will inure to the benefit of Steven Rossi and to Steven Rossi’ successors and assigns. This Agreement is personal to Licensee and assignable by Licensee only with the written consent of Steven Rossi, provided that Licensee may, on written notice to Steven Rossi, assign this Agreement, including, without limitation, all obligations owed to Steven Rossi hereunder, to an acquirer of all or substantially all of Licensee's stock or assets.

22. NOTICES

22.1 All notices under this Agreement will be deemed to have been fully given and effective when done in writing and (a) delivered in person, (b) mailed by registered or certified mail, or (c) deposited with a carrier service requiring signature by recipient, and addressed as follows:

To Steven Rossi

11 Westlea AveRichmond Hill, ON., L4E 0H7

To Licensee TruXmart LTD

1895 Clements Road, Unit 155

Pickering, Ontario L1W-3V5

Attn.: Patent Department

Either Party may change its address upon written notice to the other Party.

24. WAIVER

24.1 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

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25. CONFIDENTIALITY

25.1 With respect to disclosures by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, the Receiving Party will, subject to Paragraphs 25.2 and 25.3, hold the Disclosing Party's proprietary business and technical information, patent prosecution material, and other proprietary information, including the negotiated terms of this Agreement (all such proprietary information referred to collectively herein as “Proprietary Information”), in confidence and against disclosure to third parties, with at least the same degree of care as the Disclosing Party exercises to protect the Disclosing Party’s own data and information of a similar nature. This obligation will expire five (5) years after the termination or expiration of this Agreement.

25.2 With respect to Proprietary Information disclosed by the Disclosing Party to the Receiving Party, nothing contained herein will in any way restrict or impair the right of the Receiving Party to use, disclose, or otherwise deal with any information or data which:

(a) at the time of disclosure to the Receiving Party by the Disclosing Party is available to the public by publication or otherwise, or thereafter becomes available to the public by publication or otherwise through no act of the Receiving Party;

(b) the Receiving Party can show by written record was in the Receiving Party’s possession prior to the time of disclosure to the Receiving Party hereunder and was not acquired by the Receiving Party from the Disclosing Party;

(c) is independently made available to the Receiving Party without restrictions as a matter of right by a third party, as demonstrated by written record;

(d) is independently developed by employees or agents of the Receiving Party who did not have access to the information disclosed by the Disclosing Party, as demonstrated by written record; or

(e) is subject to disclosure under the California Public Records Act or other requirements of law.

25.3 Steven Rossi will be free to release to the inventors, Steven Rossi’ senior administrators, and individual Regents the terms and conditions of this Agreement upon their request. If such release is made, Steven Rossiwill inform such individuals of the confidentiality obligations set forth above and will request that such individuals not disclose such terms and conditions to others. Should a third party inquire whether a license to Patent Rights is available, Steven Rossi may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) to such third party but, unless Licensee so consents, Steven Rossi will not otherwise disclose the name of Licensee (or other negotiated terms of this Agreement) unless (a) Licensee or a third party has already made such disclosure publicly, or (b) such disclosure is required under the California Public Records Act or other requirements of law.

25.4 Within fifteen (15) days following the effective date of termination or expiration of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party Proprietary Information received from the Disclosing Party which is in the possession of the Receiving Party. However, each Receiving Party may retain one copy of Proprietary Information received from the Disclosing Party for archival purposes in non-working files for the sole purpose of verifying the ownership of the Proprietary Information, provided such Proprietary Information will be subject to the confidentiality provisions set forth in this Article 25 (Confidentiality). Subject to such right to retain for archival purposes, each Receiving Party agrees to provide to the Disclosing Party, within thirty (30) days following termination of this Agreement, a written notice that Proprietary Information received from the Disclosing Party has been returned or destroyed.

26. SEVERABILITY

26.1 The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

27. APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

27.1 This Agreement will be construed, interpreted, and applied in accordance with the laws of the Province of Ontario, excluding any choice-of-law rules that would direct the application of the laws of another jurisdiction, except that the scope and validity of any patent or patent application under Patent Rights will be determined by the applicable law of the country of such patent or patent application. Any legal action brought by one Party against the other Party relating to this Agreement will be conducted in Toronto, Ontario. The prevailing Party in any such legal action under this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

28. SCOPE OF AGREEMENT

28.1 This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof. The Confidentiality Agreement specified in the Recitals above, effective August 26, 2014, is hereby superseded.

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28.2 This Agreement may be modified only by written amendment duly executed by the Parties. In witness whereof, the Parties have executed this Agreement in duplicate originals by their respective authorized officers or representatives on the respective dates below.

LICENSEE		STEVEN ROSSI

By:	/s/ Steven Raivio	By:	/s/ Steven Rossi
Name:	Steven Raivio	Name:	Steven Rossi
Title:	Business Development Manager
	TruXmart Ltd. (Licensee)	Steven Rossi
	1895 Clements Road, Unit 155	11 Westlea Ave
	Pickering, Ontario L1W-3V5	Richmond Hill, ON L4E-0H7
Date:	November 26, 2014	Date:	November 26, 2014

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